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                                                                    Exhibit 23.1


EX-23.1     Consent of KPMG LLP


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                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Electronics Boutique Holdings Corp.:

We consent to incorporation by reference in Registration StatementS (NoS. 333-47684 and 333-65463) on Form S-8 of Electronics Boutique Holdings Corp. and subsidiaries of our report dated March 15, 2001, relating to the consolidated balance sheets of Electronics Boutique Holdings Corp. and subsidiaries as of January 29, 2000 and February 3, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001, and the related schedule, which report appears in the February 3, 2001, annual report on Form 10-K of Electronics Boutique Holdings Corp. and subsidiaries.


/s/ KPMG LLP


Philadelphia, PA
April 26, 2001